Exhibit 10 g

UNIVERSAL HYPOTHEC ON MOVABLE PROPERTY



1. HYPOTHEC

1.1 For good and valuable consideration, the undersigned (the
"Constituent") hypothecates in favour of the AXYN CANADA
CORPORATION (the "Creditor") the property referred to in paragraph 1.3 hereof (the "Hypothecated Property"). This hypothec is granted for the sum of ONE MILLION OF DOLLARS (1 000
000,00$), with interest at the rate of 12% per annum from the date hereof.

1.2 The terms "Hypothecated Property" also include the following property to the extent that it is not already included in the description in paragraph 1.3. The following property is therefore also charged by the hypothec created hereunder:

(a) the proceeds of any sale, lease or other disposition of the property referred to in paragraph 1.3, any debt resulting from the sale, lease or other disposition of this property, as well as any property acquired to replace same;

(b) any insurance or expropriation proceeds payable in respect of the Hypothecated Property;

(c) the principal and the income of the Hypothecated Property as well as any right attached to the Hypothecated Property;

(d) where the property described in paragraph 1.3 includes shares or securities, all shares and securities issued in the future in replacement of these shares or securities;

(e) all deeds, documents, registers, invoices and books of accounts evidencing the Hypothecated Property or relating thereto.

1.3 Description of property:


The universality of all present and future moveable property, both corporeal and incorporeal, now owned or hereinafter acquired by the Constituent, wherever they may be located.

2. OBLIGATIONS SECURED

2.1 This hypothec is granted to secure all obligations of the Constituent to the Creditor resulting from the following debt as well as from any amendment, renewal or replacement thereof:

* a term debt of ONE MILLION FIVE HUNDRED SIXTY-ONE THOUSAND EIGHTHY-EIGHT DOLLARS (1 561 088,00$), the terms and conditions of the said debt being stated in an agreement between the Creditor and the Constituent dated of December 29th, 2000.

2.2 This hypothec is also granted to secure all other obligations of the Constituent to the Creditor, present and future, direct and indirect.

3. DECLARATIONS

	The Constituent represents and warrants the following:

3.1 The Constituent owns the Hypothecated Property by good and valid title.

3.2 The Hypothecated Property is mainly situated in the Province of Quebec.

3.3 The Constituent's registered head office, chief executive office and place of business are located at the addresses indicated on the last page of this agreement.


4. COVENANTS

4.1 The Constituent shall inform the Creditor without delay of any change to its name or to the contents of the representations made in Article 3.

4.2 The Constituent shall pay, when due, all duties, income taxes, taxes and charges relating to the Hypothecated Property as well as any debt which could rank prior to the hypothec constituted hereunder. On demand the Constituent shall to the Creditor evidence that the payments described herein have all been completed.

4.3 The Constituent shall insure the Hypothecated Property and keep it constantly insured for its full insurable value against damage caused by theft, fire and all other risks against which a prudent administrator would insure the Hypothecated Property. The Creditor is hereby designated as the beneficiary of the indemnities payable under these policies and the Constituent shall cause such designation to be inscribed in the policies. The Constituent shall remit to the Creditor a copy of each policy and, at least thirty (30) days prior to the expiration or cancellation of a policy, a copy of the renewal or replacement thereof.

4.4 The Constituent shall do all things and sign all documents necessary for the hypothec constituted hereunder to have full effect and be perfected and be constantly opposable against third parties in all jurisdictions where the Hypothecated Property may be situated or utilised.

4.5 The Constituent shall protect and adequately maintain the Hypothecated Property and exercise its activities in such a manner as to preserve its value. The Constituent shall fully comply with all laws and regulations applicable to the operation of its business and to the holding of the Hypothecated Property, including without limitation environmental laws and regulations.

4.6 The Constituent shall keep all books, records and accounts which a diligent administrator would keep with respect to the Hypothecated Property and shall permit the Creditor to examine said books, records and accounts and obtain copies of same.

4.7 The Constituent shall keep the Hypothecated Property free of all real rights, hypothecs or security interests, save those which the Creditor has consented to in writing.

4.8 The Constituent shall not alienate the Hypothecated Property or lease same unless the Creditor consents thereto in writing. Notwithstanding the preceding, the Constituent may, if the Constituent is not in default hereunder, sell or lease its inventory in the ordinary course of its business.

4.9 The Constituent shall not change the use, destination or nature of the Hypothecated Property and the Constituent shall not remove same from its present location unless the Creditor consents thereto in writing. The Constituent shall not amalgamate with another person nor commence liquidation or dissolution proceedings without the written consent of the Creditor.

4.10 Where the Hypothecated Property includes inventory and accounts receivable, the Constituent shall provide monthly to the Creditor with statements concerning the value of its inventory (calculated at the lesser of: cost or at market value) and a list of its accounts receivable (indicating their amount and age).

4.11 Where the Hypothecated Property includes intellectual property rights, the Constituent shall supply to the Creditor a description of said rights and the Constituent shall inform the Creditor, without delay, of all new utilisation or acquisition of such rights. The Constituent must execute and maintain all registrations necessary or useful for the protection of the intellectual property rights and must advise the Creditor of all claims or actions concerning said intellectual property rights.

4.12 The Constituent shall provide the Creditor with all information reasonably required by it to verify if the Constituent is in compliance with the covenants and obligations contained herein. The Constituent shall inform the Creditor of any fact or event which could adversely affect the financial condition of the Constituent or the value of the Hypothecated Property.
4.13
The Constituent shall pay all costs relating to the present agreement, including the costs incurred in order to render the hypothec created hereunder opposable to third parties and the costs of any legal opinion required by the Creditor and relating to the validity and rank of this hypothec.

4.14 The Constituent shall reimburse the Creditor for all costs and expenses incurred by it to fulfil the obligations of the Constituent or to exercise its rights, with interest at the rate of 12%.


5. RIGHTS OF THE CREDITOR

5.1 The Creditor may inspect or have the Hypothecated Property appraised from time to time at the Constituent's expense. For that purpose, the Constituent shall permit the Creditor access to the premises where the Hypothecated Property is located and to the Constituent's places of business. The Constituent shall also allow the Creditor to examine and obtain copies of all books of account and documents relating to the Hypothecated Property.

5.2 The Creditor may, without being bound to do so, perform any or all of the obligations of the Constituent hereunder.

5.3 The Constituent may collect all debts forming part of the Hypothecated Property until the Creditor withdraws its authorisation to the Constituent to do so; unless the Creditor's consent thereto is obtained, the Constituent must however deposit at its current short terms lender the proceeds of any collection. If the Creditor withdraws its authorisation to the Constituent to collect the debts forming part of the Hypothecated Property, the Creditor may collect such debts; the Creditor shall be entitled to a reasonable commission which it may deduct from any amount collected.

5.4 When the Hypothecated Property includes shares or securities, the Creditor may, without being bound to do so, cause itself to be registered as the holder of these shares or securities and exercise any right attached thereto, including any right to vote and any right of conversion or redemption.

5.5 If the Creditor has possession of the Hypothecated Property, it shall have no obligation to maintain the use for which the Hypothecated Property is normally intended nor to make it productive nor to continue its use or operation.

5.6 The Creditor may, without being bound to do so, sell the Hypothecated Property in its possession where it believes, in good faith, that the Hypothecated Property is likely to perish, decrease in value or depreciate.

5.7 The Constituent constitutes and appoints the Creditor as its irrevocable mandatory, with full power of substitution, in order to do any act and to sign any document necessary or useful to the exercise of the rights conferred on the Creditor hereunder.

5.8 The rights conferred on the Creditor under this article 5 may be exercised by the Creditor irrespective of whether the Constituent is or is not in default hereunder.


6. DEFAULT AND RECOURSES

6.1 The Constituent shall be in default in each and everyone of the following events:

	(a)	if any or all of the obligations secured under this
agreement are not paid or performed when due;

	(b)	if any of the representations made in article 3 is
untrue;

(c)	if the Constituent does not fulfil any one of its covenants
hereunder;

	(d)	if the Constituent is in default under any other
contract or agreement between it and the Creditor or under any other hypothec or security affecting the Hypothecated Property;

	(e)	if the Constituent ceases to carry on its business,
becomes insolvent or bankrupt;

		or

	(f)	if any or all of the Hypothecated Property is seized or
is subject to a taking of possession by a creditor, a receiver or any other person performing similar functions;

6.2 Upon the Constituent's default, the Creditor may declare exigible all obligations of the Constituent which are not yet due. Upon such default, the Creditor may also exercise all recourses available to it under applicable law, including the rights resulting from its hypothec.

6.3 In order to realise on its hypothec, the Creditor may, at the expense of the Constituent, use the premises where the Hypothecated Property and other property of the Constituent are situated. Where the Hypothecated Property includes debts, the Creditor may compromise or transact with the debtors of these debts and may grant releases and discharges in respect of same. Where the Hypothecated Property includes inventory, the Creditor may complete the manufacture of such inventory and do all things necessary or useful to its sale.

7. ADDITIONAL HYPOTHEC

7.1 To secure the payment of interest not already secured by the hypothec created in article 1 and to further secure the performance of its obligations hereunder, the Constituent hypothecates all of the property described in article 1 for an additional amount equal to twenty percent (20%) of the principal amount of the hypothec created in article 1.

8.	CESSION OF RANK

8.1	Notwithstanding any provision to the contrary contained in
this agreement, the Creditor agrees to subordinate the rank of the hypothec created hereby in order that its hypothec shall be preceded by i) the security granted by the Constituent to la Caisse Populaire Desjardins Bellevue de Quebec or to any other financial institution which shall grant credit destined to the financing of the current operations of the Constituent, provided that such security charges current assets (inventory and accounts receivables) and ii) any security granted by the Constituent to lenders to finance the acquisition of fixed assets in order that such lenders hold first rank security of such new fixed assets.

9.	GENERAL PROVISIONS

9.1	The hypothec created hereby is in addition to and not in
substitution for any other hypothec or security held by the Creditor.

9.2	This hypothec is a continuing security and shall subsist
notwithstanding the payment from time to time, in whole or in part, of the obligations secured hereunder.

9.3	In each case provided at paragraph 6.1, the Constituent
shall be in default by the mere lapse of time, without the necessity of any notice or demand.

9.4	If more than one person is referred to as "Constituent",
such persons shall be solidary liable for all obligations stipulated herein.

9.5	Any sum collected by the Creditor in the exercise of its
rights may be held by the Creditor	 as Hypothecated Property, or
may be applied to the payment of the obligations secured hereunder, whether or not yet due. The Creditor shall have discretion as to how any such collected sum shall be applied.

9.6	exercise by the Creditor of any of its rights shall not
preclude the Creditor from exercising any other right resulting from the present agreement. The failure of or forbearance by the Creditor to exercise any of its rights shall not constitute a renunciation to the later exercise of such right. The Creditor may exercise its rights resulting from this agreement without being required to exercise its other rights against the Constituent or against any other person liable for the payment of the obligations secured hereunder or to realise on any other security held for the payment of such obligations.

9.7	Creditor shall only be required to exercise reasonable care
in the exercise of its rights and the performance of its obligations. Moreover, The Creditor is only be liable for its intentional fault or gross negligence.

9.8	Creditor may delegate to another person the exercise of its
rights or the performance of its obligations resulting from the present agreement. In such a case, the Creditor is authorised to provide that person with any information it may have concerning the Constituent or the Hypothecated Property.

9.9	This agreement shall be binding upon the Constituent and
enure to the benefit of the Creditor and any successor thereof by way of amalgamation or otherwise.

9.10	Any notice to the Constituent may be given at the address
indicated below or any other address communicated in writing by the Constituent to the Creditor.

9.11	Should any clause hereof be invalid or inoperative, the
other clauses of the present agreement shall remain fully operative.

9.12	This agreement shall be governed and interpreted by the
internal law in force in the Province of Quebec. It must also be interpreted so that Hypothecated Property located in another jurisdiction be affected by a valid security under the applicable law of this other jurisdiction.

9.13	The parties hereto have expressly agreed that this agreement and all deeds, documents or notices relating thereto be executed in English. Les parties aux presentes ont expressement convenu que cet acte et tout autre acte, document ou avis y afferent soient rediges en anglais.


SIGNED AND DELIVERED AT QUEBEC THIS 29TH DAY OF DECEMBER 2000.

CREDITOR:						CONSTITUENT:

AXYN CANADA CORPORATION		3720161 CANADA INC.
							Also doing business under the
name
							"Mobilair" et "Mobilair
Integration"

By:_______________________________
	By:________________________________
     Herb Breau					     Daniel Veilleux

						Addresses:

						Head office:		2, Gurdwara Rd.
									suite 208,
									Nepean, (Ontario)
									K2E 1A2
						Place of business
						and Chief executive
						office:			2500, Jean-
Perrin
									Suite 103
Quebec (Quebec)
									G2C 1X1
387: